UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2016

QUEST RESOURCE HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36451	51-0665952
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3481 Plano Parkway The Colony, Texas	75056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 464-0004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 10, 2016, we filed amended and restated articles of incorporation with the Secretary of State of the state of Nevada to effect a 1-for-8 reverse stock split of our common stock.  At our 2016 Annual Meeting of Stockholders, our stockholders approved a proposal to authorize our Board of Directors to amend our articles of incorporation to effect an up to 1-for-10 reverse stock split of our common stock, with the exact ratio to be determined by our Board of Directors in its discretion at any time prior to August 29, 2016.  Our Board of Directors subsequently determined that a 1-for-8 reverse stock split of our common stock would be in the best interests of our company and our stockholders in order to regain compliance with Nasdaq Listing Rule 5555(a)(2), which requires us to maintain a minimum closing bid price of $1.00 per share, or the Minimum Bid Price Requirement.  To regain compliance with the Minimum Bid Price Requirement, the bid price of our common stock has to close at or above $1.00 per share for a minimum of 10 consecutive business days prior to our extended compliance deadline of August 29, 2016.

The reverse split became effective as of 5:00 p.m. Eastern time on Wednesday, August 10, 2016, or the Effective Time.  At the Effective Time, each lot of eight shares of common stock issued and outstanding immediately prior to the Effective Time were, automatically and without any further action on the part of our stockholders, converted into and became one share of common stock, and each certificate which, immediately prior to the Effective Time represented pre-reverse split shares, was deemed cancelled and, for all corporate purposes, was deemed to evidence ownership of post-reverse split shares.  In lieu of issuing any fractional shares, we will round up to the nearest whole share in the event a stockholder would be entitled to receive less than one share of common stock.

Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates.  A letter of transmittal has been sent to our stockholders of record as of the Effective Time for purposes of surrendering to the transfer agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures set forth in the letter of transmittal.   No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal to the exchange agent.  From and after the Effective Time, any certificates formerly representing pre-reverse split shares that are submitted for transfer, whether pursuant to a sale, other disposition, or otherwise, will be exchanged for certificates representing post-reverse split shares.

At the Effective Time, each outstanding right, option, or warrant to acquire or purchase shares of common stock was converted into a right, option, or warrant to acquire or purchase one share of common stock for each eight shares of common stock that could have been acquired or purchased pursuant to the conversion or exercise of that right, option, or warrant immediately prior to the Effective Time, rounded to the nearest whole share, with no cash payment being made in respect of such rounding, and with the conversion ratio or exercise price being adjusted accordingly.

The foregoing description of the amended and restated articles of incorporation is qualified in its entirety by reference to the amended and restated articles of incorporation, a copy of which is filed as Exhibit 3.1(b) to this Current Report on Form 8-K and is incorporated herein by reference.

On August 11, 2016, we issued a press release, attached hereto as Exhibit 99.1, announcing the reverse stock split of our common stock.

Item 9.01.  Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Exhibits
3.1(b)	Third Amended and Restated Articles of Incorporation of Quest Resource Holding Corporation
99.1	Press Release of Quest Resource Holding Corporation, dated August 11, 2016, entitled “Quest Resource Holding Corporation Announces 1-for-8 Reverse Stock Split”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2016	QUEST RESOURCE HOLDING CORPORATION

	By:	/s/ Laurie L. Latham
Laurie L. Latham
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

3.1(b)	Third Amended and Restated Articles of Incorporation of Quest Resource Holding Corporation
99.1	Press Release of Quest Resource Holding Corporation, dated August 11, 2016, entitled “Quest Resource Holding Corporation Announces 1-for-8 Reverse Stock Split”